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                                                                 EXHIBIT h(1)(e)



                    AMENDMENT NUMBER 4 TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT

This Amendment, dated as of March 4, 2002 is made to the Transfer Agency and Service Agreement dated November 1, 1994, as amended (the "Agreement") between AIM Funds Group (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to
Article 10 of the Agreement.

         "WHEREAS, the Fund and AFS desire to amend certain provisions of the Agreement pertaining to fees and expenses payable by the Fund under such Agreement, and in accordance with Article 10 of the Agreement, have agreed to execute this amendment to evidence such amendment.

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:"

1. The third "Whereas" clause in the recital is hereby deleted in its entirety and replaced with the following:

         "WHEREAS, the Fund on behalf of the Retail Class and the Institutional Class of each of the portfolios thereof (the "Portfolios") desires to appoint the Transfer Agent as its transfer agent, and agent in connection with certain other activities, with respect to the Portfolios, and the Transfer Agent desires to accept such appointment;"

2. Section 1.01 is hereby deleted in its entirety and replaced with the following:

         "1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the authorized and issued shares of beneficial interest of the Fund representing interests in the Retail Class and the Institutional Class of each of the respective Portfolios ("Shares"), dividend disbursing agent, and agent in connection with any accumulation or similar plans provided to shareholders of each of the Portfolios (the "Shareholders"), including without limitation any periodic investment plan or periodic withdrawal program, as provided in the currently effective prospectus and statement of additional information (the "Prospectus") of the Fund on behalf of the Portfolios."

3. A new Section 2.04 is hereby added to the Agreement, which Section shall read in full as follows:

         '2.04 The Fund and the Transfer Agent recognize that the Transfer Agent and/or its affiliates, including without limitation A I M Distributors, Inc., may, from time to time, enter into certain omnibus, sub-accounting and other similar arrangements whereby a broker/dealer or other financial institution is the shareholder of record and performs certain recordkeeping and other services (the "Ancillary Services") for the underlying beneficial owners of shares in the Portfolios. The Fund and the Transfer Agent agree that: (i) the Transfer Agent and/or its affiliates are entering into these arrangements on behalf of and for the benefit of the Fund and each Portfolio; (ii) amounts owned under these arrangements are the obligations of the Portfolios; and (iii) the Fund shall pay such owned amounts to the Transfer Agent, who shall be responsible for paying such amounts to the entities providing the Ancillary Services."


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4.       Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

         "1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $ .70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.


                                                                              Per Account Fee
                    Fund Type                                                    Annualized
                    ---------                                                 ---------------

                    Class A, B, C and R
                    Non-Daily Accrual Funds                                       $15.20

                    Class A, B, C and R
                    Monthly Dividend and Daily Accrual Funds                       16.20"

5. New Paragraphs 6, 7, 8, 9 and 10 are hereby added to the Fee Schedule, which Paragraphs shall read in full as follows:

         "6. The fees and credits described in Paragraphs 1 through 4 above shall first be allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The Portfolio's remaining fiscal year-to-date fees and credits described in Paragraphs 1 through 4 above for shareholder accounts holding Class A, B, C and/or R shares of each Portfolio shall be allocated among such Classes on the basis of fiscal year-to-date average net assets. Notwithstanding the foregoing, the IRA Annual Maintenance Fee shall be paid by investor per taxpayer I.D. number.

         7. Fees payable by the Transfer Agent for Ancillary Services provided to the Institutional Class, if any, of each Portfolio pursuant to Section 2.04 of the Agreement shall be allocated to such Institutional Class. The Portfolio's fiscal year-to-date fees payable by the Transfer Agent for Ancillary Services provided to the Class A, B, C and/or R shares of each Portfolio pursuant to Section 2.04 of the Agreement shall be allocated among such Classes of each Portfolio based upon fiscal year-to-date average net assets of each such Class.

         8. Out-of-pocket expenses incurred by the Transfer Agent in acting as transfer agent for the AIM Funds Accounts shall first be allocated among such funds and portfolios based upon the number of shareholder accounts maintained by the Transfer Agent for such funds and portfolios. Such out-of-pocket expenses that have been allocated to a Portfolio shall be further allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The remaining amount of the Portfolio's fiscal year-to-date out-of-pocket expenses shall be further allocated among the Class A, B, C and R





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                  shares of each Portfolio based upon fiscal year-to-date
                  average net assets of each such Class.

         9. Specifically identified fees, credits and out-of-pocket expenses incurred by the Transfer Agent on behalf of one or more, but less than all, Portfolios or Classes shall be allocated solely to the affected Portfolios or Classes using the allocation methodologies described in paragraphs 6, 7 and 8 above.

         10. As used in this Fee Schedule, "AIM Funds" shall mean all investment companies and their series portfolios, if any, comprising, from time to time, the AIM Family of Funds--Registered Trademark--, and "AIM Funds Accounts" shall mean shareholder accounts for the AIM Funds."

6. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect, except that Amendment Number 2 dated January 1, 1999 is hereby terminated.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

                                              AIM FUNDS GROUP



                                              By: /s/ ROBERT H. GRAHAM
                                                 -------------------------------
                                                   President

ATTEST:

/s/ LISA A. MOSS
-------------------------------
Assistant Secretary

                                              A I M FUND SERVICES, INC.



                                              By: /s/ TONY D. GREEN
                                                 -------------------------------
                                                   President

ATTEST:

/s/ LISA A. MOSS
-------------------------------
Assistant Secretary